INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of September 10, 2020, by and between Symmetry Partners, LLC (the “Adviser”) and Dimensional Fund Advisors LP (the “Sub-Adviser”), with respect to the series of Symmetry Panoramic Trust (the “Trust”) listed in Appendix A (the “Funds”). References herein to the Fund(s), as the context requires, mean that portion of Fund assets for which the Sub-Adviser is responsible.

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Adviser is responsible for, among other things, providing a continuous investment program for the Funds, monitoring the implementation of each Fund’s investment program, assessing each Fund’s investment objectives and policies, composition, investment style and investment process, effecting transactions for each Fund and selecting brokers or dealers to execute such transactions for each Fund, developing and evaluating strategic initiatives with respect to the Funds, making recommendations to the Trust’s Board of Trustees (“Trust Board”) regarding the investment programs of the Funds, including any changes to Fund investment objectives and policies, coordinating and/or implementing strategic initiatives approved by the Trust Board, and preparing and providing reports to the Trust Board on the impact of such strategic initiatives on the Funds;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser has the authority under the Advisory Agreement to select and contract with one or more sub-advisers to sub-advise the series of the Trust and the Adviser desires to retain the Sub-Adviser to render investment sub-advisory and certain other services to the Fund(s) (or an allocated portion thereof) specified in Appendix A hereto, as amended from time to time, in the manner and on the terms hereinafter set forth;

WHEREAS, the Trust Board has approved the selection of the Sub-Adviser as a sub-adviser to the Fund(s);

WHEREAS, the Sub-Adviser is willing to furnish such services to the Fund(s); and

WHEREAS, in connection with the delegation of responsibilities to a sub-adviser, the Adviser remains responsible for, among other things: (1) overseeing the performance of delegated functions by each sub-adviser; (2) assessing each Fund’s investment focus and furnishing the Trust Board with periodic reports concerning the performance of delegated responsibilities by the sub-adviser; (3) allocating and reallocating the assets of a Fund, or an allocated portion thereof, managed by one or more sub-advisers for such Fund and coordinating the activities of all sub-advisers; (4) monitoring the sub-adviser’s implementation of the investment program established by the Adviser with respect to each Fund (or allocated portions thereof) under the management of such sub-adviser; (5) causing the appropriate sub-adviser(s) to furnish to the Trust Board such information and reports as the Trust Board may reasonably request; and (6) compensating the sub-adviser in the manner specified by the sub-advisory agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as sub-adviser to the Fund(s), subject to the supervision and oversight of the Adviser and the Trust Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust, except as expressly authorized in this Agreement or another writing by the Adviser or the Trust and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts its appointment as investment sub-adviser to the Fund(s) and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund(s) will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any cash, securities or other assets of the Fund(s).

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

A. Investment Selection Services. As a sub-adviser to the Fund(s), the Sub-Adviser will invest and reinvest the assets of the Fund(s) allocated to it by the Adviser and determine the composition of such assets, subject always to the supervision and control of the Adviser and the Trust Board. Sub-Adviser’s responsibilities for providing services to the Fund(s) shall be limited to the portion of that Fund’s assets allocated to the Sub-Adviser. As part of the services it will provide hereunder, the Sub-Adviser will:

i.	formulate and implement a continuous investment program for each of the Fund(s);

ii.	obtain and evaluate, to the extent deemed necessary or advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund(s) or are under consideration for inclusion in the Fund(s);

iii.	take whatever reasonable steps are necessary to implement the investment program(s) for the Fund(s) by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program(s) of the Fund(s);

iv.	keep the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets of the Fund(s), the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trust Board; and attend meetings with the Adviser and/or the Trust Board, as reasonably requested, to discuss the foregoing;

v.	in accordance with procedures and methods established by the Trust Board, which may be amended from time to time, to the extent not prohibited by applicable law or confidentiality obligation, provide, upon reasonable request, reasonable assistance to the Adviser in determining the fair value of each security or other asset of the Fund(s) for which market quotations are not readily available. The Adviser agrees that the Sub-Adviser is not a pricing agent for the Trust;

vi.	unless Adviser gives written instructions to the contrary, vote, or abstain from voting, all proxies with respect to companies whose securities are held in each of the Fund(s) in accordance with the Sub-Adviser’s then-current Proxy Voting Policies and Procedures and provided that the relevant proxy materials have been forwarded to the Sub-Adviser in a timely manner by a Fund’s custodian. The Sub-Adviser will not be responsible for evaluating or exercising voting discretion with respect to any proxies solicited by or with respect to a registered investment company affiliated with the Sub-Adviser; however, Sub-Adviser will seek instructions from the Adviser as to how a Fund is to vote, abstain, or withhold, as the case may be, with respect to such proxies and vote the shares accordingly;

vii.	provide, upon reasonable request, in similar form as provided to other similarly situated sub-advised clients of Dimensional, any and all reasonable material composite performance information about accounts the Sub-Adviser manages that have investment objectives, policies and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund(s) or that may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present information concerning the Sub-Adviser’s prior performance in the Prospectus (as hereinafter defined) or in any permissible reports and materials prepared by the Adviser, the Trust or their agents; and

viii.	cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents, and all other agents and representatives of the Trust and the Adviser, and provide prompt responses to reasonable requests made by such persons in connection with the Sub-Adviser’s services under this Agreement.

B. Portfolio Transactions. Subject to the supervision of the Adviser and the conditions set forth herein, the Sub-Adviser is authorized to execute transactions in portfolio securities and other instruments for each Fund in connection with the services provided hereunder.

i.	The Sub-Adviser will place all necessary orders for a Fund with members of securities exchanges, brokers, dealers, futures commission merchants, issuers, and other permissible intermediaries, and may negotiate brokerage commissions, if applicable, and other transaction terms. In placing any orders for the purchase or sale of investments for the Fund(s), in the name of the Fund(s) or a nominee of the Fund(s), the Sub-Adviser shall use its best efforts to seek to obtain for the Fund(s) “best execution,” consistent with Sub-Adviser’s relevant policies and procedures and its obligations under applicable laws and regulations considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. The Sub-Adviser is directed at all times to seek to execute transactions for the Fund(s) in accordance with any written policies, practices or procedures (i) established by the Sub-Adviser or (ii) described in the Prospectus (as hereinafter defined). The Sub-Adviser is authorized to execute account documentation, agreements, contracts and other documents on behalf of the Fund(s), as the Sub-Adviser shall be requested by brokers, dealers or other intermediaries, counterparties and other persons or entities in connection with the services provided hereunder.

ii.	The Sub-Adviser may select brokers, dealers and other intermediaries that are affiliated persons of the Trust, a Fund, the Adviser or the Sub-Adviser, provided that any transactions with any such affiliated person are executed in accordance with applicable laws, including the Investment Company Act, and the rules, regulations and any applicable orders and regulatory interpretations thereunder, and applicable compliance policies and procedures as in effect from time to time.

iii.	Subject to the policies and procedures established by the Sub-Adviser, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Fund(s) to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser or the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services provided viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion. To the extent authorized by Section 28(e) and the Trust Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. The Adviser or the Trust Board may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment. Should the Adviser elect the right to direct brokerage, the Sub-Adviser and its delegates shall not be obligated to seek best execution on such directed brokerage transactions.

iv.	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations and subject to its policies on trade aggregation and allocation, is authorized to aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be equitable and consistent with its fiduciary obligations to the Fund(s) and to its other clients over time and subject to its policies on trade aggregation and allocation. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund(s). The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund(s), and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale for the Fund(s) any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund(s).

v.	The Sub-Adviser may make decisions for the Fund(s) as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and may execute and perform the same on behalf of the Fund(s). The Sub-Adviser is authorized to enter into ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto.

C. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel, required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser will not be responsible for the expenses of the Fund(s), the Trust or the Adviser, including, but not limited to: expenses incurred in the distribution of shares of the Fund(s); fees and expenses related to any required filings, or any amendment or supplement thereto, under the Securities Act of 1933, as amended (“Securities Act”), the Investment Company Act or otherwise; interest expense, taxes, fees and commissions of every kind and any and all costs in connection with the purchase or sale of securities and other assets; and charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents and other service providers to the Fund(s) or the Trust.

D. Compliance and Other Matters. In furnishing services hereunder, the Sub-Adviser shall act in the best interests of each Fund and shall be subject to, and shall perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust and By-Laws, each as amended from time to time (“Governing Documents”); (ii) the currently effective Prospectus and Statement of Additional Information of the Trust, filed with the U.S. Securities and Exchange Commission (“SEC”) as part of the Trust’s registration statement on Form N-1A, as amended and/or supplemented (“Prospectus”); (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund(s); (iv) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Trust Board; (v) in compliance with such investment guidelines or restrictions (including, but not limited to, factor targets and geographic ratios) established from time to time by the Adviser or the Trust which shall be communicated in writing by the Adviser to the Sub-Adviser in advance, and which may be amended by the Adviser or the Trust upon reasonable notice to the Sub-Adviser (“Guidelines”); and (vi) the written instructions of the Adviser (including, but not limited to, instructions to execute trades at the Adviser’s discretion to generate cash for payment of redemptions or fees, to reinvest cash, for general rebalancing and portfolio management purposes, and to facilitate tax-loss harvesting). Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Governing Documents, Prospectus, Compliance Manual, Guidelines and other relevant policies and procedures adopted by the Trust Board. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any material amendments, modifications or supplements to any such above-mentioned document; provided however, that Sub-Adviser will have a reasonable opportunity to review and comment on, and a reasonable time to implement, any material amendment, modification or supplement to the Governing Documents, Prospectus, Compliance Manual, Guidelines and other relevant policies and procedures adopted by the Trust Board, with respect to its services under this Agreement, before Sub-Adviser will be obligated under this Agreement to adhere to any such amendment, modification or supplement. The Adviser agrees that Sub-Adviser shall not be responsible for compliance with the Governing Documents, Prospectus, Compliance Manual, Guidelines and other relevant policies and procedures adopted by the Trust Board not provided to Sub-Adviser in advance in accordance with this paragraph.

The Adviser will also periodically provide to Sub-Adviser a list of the affiliates of Adviser or the Fund(s) (other than affiliates of Sub-Adviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund(s) may not invest, together with ticker symbols for all such companies (Sub-Adviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund(s).

In addition, to the extent prohibited under, or necessary to comply with, the Investment Company Act, the Sub-Adviser will not consult with any other sub-adviser to (i) the Fund(s), (ii) any other series of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund(s) in securities or other assets. For the avoidance of doubt, the foregoing restriction shall not be deemed to prohibit the Sub-Adviser from consulting with (i) any of its affiliated persons concerning transactions in securities or other assets or (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.

E. Books and Records. The Sub-Adviser will maintain all accounts, books and records with respect to the Fund(s) that are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and that are not being maintained by the Adviser, and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, and other similar filings that may be required by non-U.S. regulators, on behalf of the Trust reflecting holdings over which the Sub-Adviser and its affiliates have investment and/or voting discretion.

F. Corporate Actions; Litigation; Class Actions. The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Trust Board, exercise in accordance with the Sub-Adviser’s policies and procedures all rights of security holders with respect to corporate actions for securities held by the Fund(s), including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities. The Sub-Adviser shall not be responsible to advise or act for the Adviser or the Fund(s) in any legal proceedings, including any bankruptcy action or class action settlements, relating to the securities or assets currently or previously held or purchased or sold by the Fund(s). The Sub-Adviser shall not be responsible for making any class action filings on behalf of the Fund(s). The Sub-Adviser shall provide reasonable cooperation with the Adviser for the Adviser to pursue or participate in any such action.

4.	LIMITED POWER OF ATTORNEY

The Adviser hereby appoints the Sub-Adviser as the Trust’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents on behalf of the Fund(s), as the Sub-Adviser shall be requested by brokers, dealers or other intermediaries, counterparties and other persons or entities in connection with the services provided by it hereunder. Any person dealing with the Sub-Adviser in its capacity as attorney-in-fact hereunder is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of the Trust, that the Trust’s certificate of trust is on file with the Delaware Secretary of State and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust are enforceable against the assets of such series only, and not against the assets of the Trust generally, or any other series thereof. The Sub-Adviser assumes no personal liability whatsoever for obligations of the Fund(s) entered into by the Sub-Adviser in its capacity as attorney-in-fact. For the avoidance of doubt, nothing in this Section 4 is intended to obviate any liability of the Sub-Adviser under this Agreement to the extent contemplated in Section 6.A.

5.	COMPENSATION OF THE SUB-ADVISER

The Adviser will pay the Sub-Adviser a fee with respect to each of the Fund(s) as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this fee will be calculated daily for each of the Fund(s) based on the net assets thereof on each day and accrued on a daily basis. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.

6.	LIABILITY AND INDEMNIFICATION

A. Sub-Adviser. Except as may otherwise be provided by the Investment Company Act or any other federal securities law (whose provisions may not be waived or altered by contract), the Sub-Adviser and its officers, directors, employees, agents or affiliates shall not be liable for any losses, claims, damages, liabilities or litigation (including reasonable attorneys fees) incurred or suffered by the Fund(s), the Trust or the Adviser or any shareholders, directors, officers, employees, agents or affiliates thereof as a result of any error of judgment, mistake of law, or other action or omission by the Sub-Adviser either in connection with the performance of Sub-Adviser’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Adviser and the Trust, all affiliated persons thereof (as defined in Section 2(a)(3) of the Investment Company Act) and all controlling persons thereof (as described in Section 15 of the Securities Act) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Advisers Act or any other statute, or at common law or otherwise, arising directly out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund(s), the Trust or the Adviser, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

In no event shall Sub-Adviser be liable for consequential, incidental, special, exemplary, indirect or punitive damages.

The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund(s) or that a Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to the Fund(s) in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

The Sub-Adviser shall not be liable to the Fund(s), the Trust or the Adviser or any shareholders, directors, officers, employees, agents or affiliates thereof for any action taken or failure to act in good faith reliance upon: (i) information, directions, instructions or requests, whether oral or written, made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; or (iii) any written instruction or certified copy of any resolution of the Board.

B. Adviser. Except as may otherwise be provided by the Investment Company Act or any other federal securities law (whose provisions may not be waived or altered by contract), the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including reasonable attorneys fees) incurred or suffered by the Sub-Adviser as a result of any error of judgment, mistake of law, or other action or omission by the Adviser; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (as defined in Section 2(a)(3) of the Investment Company Act) and all controlling persons thereof (as described in Section 15 of the Securities Act) (collectively, “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Advisers Act or any other statute, or at common law or otherwise, arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund(s), the Trust or the Adviser, or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees; provided, however, that Sub-Adviser has had a reasonable opportunity to review the relevant Prospectus, proxy materials, reports, advertisements, sales literature or other materials.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and covenants as follows:

A. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as the investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise; (vi) has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and that the Adviser and certain of its employees, officers and directors are subject to reporting requirements thereunder; and (vii) the Adviser is exempt or excluded from registering as a commodity pool operator or commodity trading adviser under the Commodity Exchange Act with respect to the Fund(s) and is not required to be a member of the National Futures Association because it does not engage in activity that requires such registration or membership.

B. The Adviser will promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s) and affecting the Sub-Adviser; provided, however, that routine regulatory examinations not involving the Sub-Adviser shall not be required to be reported by this provision.

C. The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way make any representations as to its relationship with the Sub-Adviser or any of its respective affiliates in offering, marketing or other promotional materials without the express written consent of the Sub-Adviser, which consent shall not be unreasonably withheld, except as required by rule, regulation or upon the request of a governmental authority. Nothing in this Agreement is intended to prevent, or shall be construed as preventing, the Adviser or its affiliates from using the names of the Sub-Adviser (i) when doing so shall be required for disclosures that solely serve to identify Sub-Adviser in its role as sub-adviser to a Fund or (ii) in any response to a request for information/proposal, and the Adviser and its affiliates are expressly authorized to include the names of the Sub-Adviser on a representative client list.

D. The Adviser agrees that the Sub-Adviser, as part of its duties hereunder, is not responsible for determining whether or not each of the Fund(s) is a suitable and appropriate investment for the clients who invest in such Fund.

E. The Adviser agrees that the Sub-Adviser may rely on specific information, instructions or requests given or made to Sub-Adviser by the Adviser with respect to the Trust, the Fund(s) and the management of Fund assets, which are believed to be in good faith by the Sub-Adviser to be reliable.

F. The Adviser agrees to promptly notify the Sub-Adviser if any of the above representations, warranties and covenants ceases to be true.

8.	REPRESENTATIONS OF SUB-ADVISER

The Sub-Adviser represents, warrants and covenants as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise; (vi) has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and that the Sub-Adviser and certain of its employees, officers, partners and directors are subject to reporting requirements thereunder and that the Sub-Adviser shall, on a timely basis, furnish a copy of such code of ethics to the Adviser, and will annually furnish a written report concerning the Sub-Adviser’s Code of Ethics; and (vii) the Sub-Adviser has provided the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Adviser at least annually.

B. Unless prohibited by law or subject to a regulatory or law enforcement request to maintain confidentiality, the Sub-Adviser will promptly notify the Adviser and the Trust when it becomes aware that it has been served or otherwise receives notice of any legal action, suit, proceeding, or investigation, at law or in equity, before or by any court or regulatory or law enforcement agency, directly involving the affairs of the Fund(s) or the Trust and materially affecting the Adviser and that could reasonably be expected to have a material adverse effect on the Fund(s); provided, however, that routine regulatory examinations not involving the Fund(s) or the Trust shall not be required to be reported by this provision.

C. The Sub-Adviser will promptly notify the Adviser of any “assignment” (as defined in the Investment Company Act) of this Agreement by the Sub-Adviser, and of any changes in the key personnel who are the portfolio manager(s) of the Fund(s) identified in the Fund’s Prospectus as providing services to a Fund, in each case a reasonable time prior to the occurrence of such events if practicable. The Sub-Adviser will promptly notify the Adviser, if practicable, a reasonable time prior to the occurrence of any material changes to the investment process of the Sub-Adviser that is disclosed in the Prospectus.

D. The Sub-Adviser agrees to maintain a commercially reasonable level of errors and omissions or professional liability insurance coverage.

E. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Fund(s), the Trust or the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, which consent shall not be unreasonably withheld, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund(s) in its composite performance. Nothing in this Agreement is intended to prevent, or shall be construed as preventing, the Sub-Adviser or its affiliates from using the names of the Fund(s), the Trust or the Adviser in any response to a request for information/proposal, and the Sub-Adviser and its affiliates are expressly authorized to include the names of the Fund(s), the Trust and the Adviser on a representative client list.

F. The Sub-Adviser agrees to promptly notify the Adviser if any of the above representations, warranties and covenants ceases to be true.

9.	SERVICES NOT EXCLUSIVE

The services provided by the Sub-Adviser pursuant to this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, managers, trustees, directors, officers or employees of any other firm or corporation; provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations hereunder.

10.	CONFIDENTIALITY, PRIVACY POLICY, INFORMATION SECURITY AND BUSINESS CONTINUITY

A. Confidentiality. Each party to this Agreement agrees that it shall treat as confidential, and not disclose to any third party, any information (including the Sub-Adviser’s investment advice) provided to it (“Receiving Party”) by the other party (“Disclosing Party”) that is marked “Confidential” or that reasonably should be known to be confidential, including the investment activities or holdings of the Fund(s) (collectively, “Confidential Information”) except to the extent expressly permitted or required under applicable laws and regulations. All Confidential Information that a Disclosing Party provides to a Receiving Party shall not be used by the Receiving Party for any purpose not permitted under this Agreement. The foregoing (a) shall not be applicable to any information that is publicly available when provided by the Disclosing Party or which thereafter becomes publicly available other than in contravention of this Agreement or any confidentiality obligation known to the Receiving Party, (b) shall not prevent disclosure or use of any Confidential Information to the extent necessary to render the services or perform the obligations pursuant to this Agreement, provided that any disclosure to a third party is made subject to confidentiality obligations, and (c) shall not prevent disclosures expressly permitted or required under applicable law, rule or regulation subject to compliance with the following. If a Receiving Party becomes legally compelled (by interrogatories, requests for information or documents, subpoenas, civil investigative demands, applicable regulations or similar processes) to disclose any Confidential Information, the Receiving Party agrees to provide (to the extent practicable and not prohibited under applicable law) the Disclosing Party with prompt notice of that request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive the Receiving Party’s compliance with the provisions of this Agreement. If that protective order or other remedy is not obtained by the date that the Receiving Party must comply with the request, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party agrees to furnish only that portion of the Confidential Information which is reasonably necessary. For the avoidance of doubt, each party shall be permitted to disclose Confidential Information received hereunder as necessary to (i) broker-dealers and other intermediaries in connection with the execution of portfolio transactions for a Fund, and (ii) other service providers of the Trust who are subject to duties of confidentiality, including a duty not to trade on non-public information, imposed by law or agreement.

B. Privacy Policy. The Sub-Adviser acknowledges that nonpublic customer information (as defined in SEC Regulation S-P, including any amendments thereto) of customers of the Fund(s) received from the Adviser, if any, is subject to the limitations on redisclosure and reuse set forth in Regulation S-P, and any other laws and regulations applicable to customer nonpublic personal information, and agrees such information (i) shall not be disclosed to any third party for any purpose without the written consent of the Adviser unless permitted by exceptions set forth in Regulation S-P and (ii) shall be safeguarded pursuant to procedures adopted pursuant to Regulation S-P if so required.

C. Information Security. The Sub-Adviser shall take reasonable measures against unauthorized access to or use of nonpublic Fund and Fund shareholder information that could result in substantial harm to any Fund or Fund shareholder. The Sub-Adviser agrees to promptly notify the Adviser after becoming aware of any material information security breach or acquisition of nonpublic Fund or Fund shareholder information by an unauthorized person, and agrees to comply with all applicable data breach notice requirements applicable to customer nonpublic personal information in accordance with its information security program.

D. Business Continuity. The Sub-Adviser shall maintain comprehensive disaster recovery and business continuity measures that are in accordance with applicable law and within industry standards in the Sub-Adviser’s sole discretion, and shall provide a copy of its disaster recovery and business continuity plan upon reasonable request by the Adviser. The Sub-Adviser shall conduct testing on its disaster recovery and business continuity program not less frequently than in accordance with its policies.

11.	USE OF AFFILIATES AND SUB-CONTRACTORS

In rendering the services required under this Agreement, Sub-Adviser may, consistent with applicable law and regulations, from time to time, employ, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. For the avoidance of doubt, in the performance of its obligations under this Agreement, the Sub-Adviser may, at its own discretion, delegate any or all of its functions hereunder to any advisory affiliate, to the extent consistent with applicable law, without further written consent of the Adviser. Sub-Adviser shall remain liable to Adviser for the performance of Sub-Adviser’s obligations hereunder and for the acts and omission of such other entities or persons. Any compensation payable to a sub-contractor shall be the sole responsibility of the Sub-Adviser, and the Adviser shall have no obligations with respect thereto or otherwise arising under this Agreement.

12.	REGULATION

Both the Adviser and the Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

13.	TRUST BOOKS AND RECORDS

The Trust’s records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business or to comply with applicable laws and regulations. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation.

14.	DURATION OF AGREEMENT

This Agreement shall become effective on the date first above written (and, with respect to any amendment, the date of the amendment), provided that this Agreement (or any such amendment) shall not take effect with respect to a Fund unless it has first been approved with respect to such Fund in the manner required by the Investment Company Act or any rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. Any required shareholder approval shall be effective with respect to a Fund if a majority of the outstanding voting securities of that Fund vote to approve this Agreement, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of other or all of the Fund(s) covered by this Agreement.

This Agreement shall continue in effect with respect to a Fund for a period of two years from the date first set forth above, or for any additional Fund(s) added by amendment to this Agreement from the effective date of this Agreement with respect to such Fund(s), and shall continue in effect from year to year thereafter, or from year to year after the effective date for additional Fund(s), only so long as such continuance is specifically approved at least annually by (i) the Trust Board or the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, and (ii) a vote of a majority of the Trust Board members who are not “interested persons” (as defined in the Investment Company Act) of the Trust, the Funds, the Adviser or the Sub-Adviser (the “Independent Trustees”) in the manner required by the Investment Company Act or any rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

15.	TERMINATION OF AGREEMENT

A. Termination. This Agreement may be terminated at any time with respect to any or all of the Fund(s), without the payment of any penalty, (i) by the Trust Board, including a majority of the Independent Trustees, or the vote of a majority of the outstanding voting securities of the applicable Fund(s), on sixty (60) days’ written notice to the Sub-Adviser and the Adviser, or (ii) by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party and the Trust. This Agreement will automatically terminate in the event the Advisory Agreement terminates for any reason. This Agreement will also terminate upon written notice by a party to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

B. Assignment. Any assignment (as defined in the Investment Company Act) of this Agreement shall result in its automatic termination. In the event that there is a proposed change in control of the Sub-Adviser that would act to terminate this Agreement, and the Adviser and Sub-Adviser mutually agree that Sub-Adviser would continue its services to the Fund(s) subsequent to the change of control, the Sub-Adviser agrees to assume all reasonable expenses of the Trust, if any, associated with the preparation and delivery of an information statement, to the extent required by applicable law (including any exemptive relief issued to the Trust by the SEC), relating to such change of control.

C. Reasonable Cooperation upon Notice of Termination. Upon receipt of a notice of termination from the Adviser, the Sub-Adviser shall, at the reasonable request of the Adviser, continue to perform the services under this Agreement, and shall cooperate with the transfer of data, records and other resources, including shareholder information and any confidential information, as instructed by the Adviser. Any notice of termination served on the Sub-Adviser by the Adviser shall be without prejudice to the obligation of the Sub-Adviser to complete transactions already initiated or acted upon with respect to a Fund.

D. Survival. Notwithstanding any termination of this Agreement with respect to a Fund, Section 6 (liability and indemnification), Section 8(b) (notification of claims against the Sub-Adviser to the extent any such matter relates to a Fund), Section 20 (notice), and Section 24 (governing law) of this Agreement shall remain in effect after any such termination.

16.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only by the mutual written agreement of the parties. No material amendment of this Agreement shall be effective until approved in the manner required by the Investment Company Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff. Any required shareholder approval shall be effective with respect to a Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of other or all of the Fund(s) affected by the amendment.

17.	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no provision of this Agreement and no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the provision, claim or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

19.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

20.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via facsimile or email) to the address set forth below of each applicable party, or to such other address as the party entitled to receive the notice may designate in writing. Notices sent by registered or certified mail shall be deemed to have been given three business days after deposit of same in the mail. Notices delivered by overnight service shall be deemed to have been given one business day after delivery of the same to a postal service or private courier. Notices sent electronically shall be deemed to have been given when sent. Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

If to the Adviser:	Symmetry Partners, LLC

151 National Drive

Glastonbury, CT 06033

Fax Number: 860.734.2070

E-mail Address: ddauria@symmetrypartners.com

with a copy to: legal@symmetrypartners.com

If to the Trust:	Symmetry Panoramic Trust

151 National Drive

Glastonbury, CT 06033

Fax Number: 860.734.2070

E-mail Address: ddauria@symmetrypartners.com

with a copy to: legal@symmetrypartners.com

If to the Sub-Adviser:	Dimensional Fund Advisors LP

ATTN: Legal Department

6300 Bee Cave Road, Building One

Austin, TX 78746

Fax Number: 512.306.7499

21.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

22.	LIMITATION OF LIABILITY

The Adviser and the Sub-Adviser hereby expressly acknowledge that the Trust’s certificate of trust is on file in the Office of the Delaware Secretary of State and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust are enforceable only against the assets of such series only, and not against the assets of the Trust generally or any other series thereof. The Adviser and the Sub-Adviser further acknowledge that an officer or trustee of the Trust, when acting in such capacity, is not personally liable to any person other than the Trust and its shareholders for any act, omission or obligation of the Trust or any trustee thereof.

23.	USE OF NAME

The Sub-Adviser authorizes the Adviser’s use of the Sub-Adviser’s service marks and/or trademarks in connection with the marketing of the Fund(s), including but not limited to, the Fund(s)’ registration statements and advertising material. The Adviser acknowledges and agrees that it has no rights in or to the Sub-Adviser’s name beyond the limited use rights granted herein. Upon termination of this Agreement or withdrawal of any such approval, Adviser shall immediately forthwith cease to use the Sub-Adviser’s name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, or simulation thereof, except to the extent that the Funds are a shareholder of any mutual fund advised by the Sub-Adviser or to the extent that continued use is required by applicable laws, rules, and regulations.

24.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, and any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

25.	COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment,” and “affiliated person,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

SYMMETRY PARTNERS, LLC		DIMENSIONAL FUND ADVISORS LP
By: DIMENSIONAL HOLDINGS INC., its General Partner

By:	/s/ Patrick Sweeny	By:	/s/ Carolyn O
Name:	Patrick Sweeny	Name:	Carolyn O
Title:	Principal	Title:	Vice President

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Funds	Annual Sub-Advisory Fee Rate
Symmetry Panoramic US Equity Fund*	15 bps for the first $100 million; 10 bps on amounts over $100 million
Symmetry Panoramic Global Equity Fund*	17.5 bps for the first $100 million; 15 bps on amounts over $100 million
Symmetry Panoramic International Equity Fund*	20 bps

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Fund’s average daily net assets allocated to the Sub-Adviser by the Adviser (the “Allocated Portion”). The daily sub-advisory fee for the Allocated Portion is calculated by multiplying the aggregate net assets of the Allocated Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. To the extent the Sub-Adviser invests Fund assets in other pooled investment vehicles it manages, the Sub-Adviser will waive its sub-advisory fee for the Fund in an amount equal to the management fees paid to the Sub-Adviser with respect to the Fund assets invested in such acquired fund. Notwithstanding the foregoing, the sub-advisory fee waivers will not exceed 100% of the sub-advisory fee, and will not apply with respect to any portion of the Fund for which the Sub-Adviser is not responsible. The Sub-Adviser and the Adviser acknowledge that, as a shareholder of any mutual fund advised by the Sub-Adviser, the Fund(s) will be subject to the fees of that fund as outlined in such fund’s currently effective registration statement.